Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces November 30, 2016 Assets Under Management
New York, NY, December 12, 2016 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management decreased to $478 billion during November 2016 from $483 billion at the end of October. The 1% decrease was driven largely by market depreciation, including the negative impact of currency fluctuations, though firmwide net outflows were a factor as well. By channel, outflows from Retail were partially offset by slight inflows to Institutions and Private Wealth.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At November 30, 2016				At Oct 31
					2016

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$27	$44	$40	$111	$108
Passive	19	28	1	48	47
Total Equity	46	72	41	159	155

Fixed Income
Taxable	151	60	10	221	229
Tax-Exempt	2	14	21	37	38
Passive	1	9	1	11	11
Total Fixed Income	154	83	32	269	278

Other(1)	39	4	7	50	50
Total	$239	$159	$80	$478	$483

	At October 31, 2016

Total	$243	$160	$80	$483

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2015 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At September 30, 2016, AB Holding owned approximately 35.5% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.2% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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